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Exhibit 10.9(b)

OPTION SURRENDER

September 25, 2003

TO J.CREW GROUP, INC.:

        I hereby surrender to J. Crew Group, Inc. (the "Company") the following portions of the option to purchase shares of common stock of the Company that were granted to me under the Company's 2003 Equity Incentive Plan (the "Plan") pursuant to the Stock Option Grant Agreement, dated as of February 12, 2003, between the Company and me (the "Stock Option Agreement"): (1) the Premium Option Tranche 1 (as defined in the Stock Option Agreement) to purchase 836,889 shares of common stock and (2) the Premium Option Tranche 2 (as defined in the Stock Option Agreement) to purchase 836,889 shares of common stock. This surrender does not affect any other option or restricted stock award that may have been made to me at any other time. I hereby further acknowledge and agree that I will have no rights to or interest in the surrendered options effective as of the date hereof.

        In consideration of the surrender of these options, the Company hereby agrees to grant to me on the date six months plus one day from the date hereof: (1) an option to purchase 836,889 shares of common stock at an exercise price that is not less than fair market value on the date of grant and (2) an option to purchase 836,889 shares of common stock at an exercise price that is not less than fair market value on the date of grant, each to vest in equal annual installments on the second, third, fourth and fifth anniversaries of my commencement date of employment, provided that the Service Period (as defined in the Services Agreement, dated as of January 24, 2003, between the Company, J.Crew Operating Corp., me and Millard S. Drexler, Inc. (the "Services Agreement")) has not terminated as of each such applicable vesting date. Notwithstanding the foregoing, (i) in the event that the Company terminates the Services without Cause (as each term is defined in the Services Agreement) or I terminate the Services for Good Reason (as defined in the Services Agreement) prior to the consummation of a Change in Control (as defined in the Plan), that portion of each option that would have become vested and exercisable on the next succeeding vesting date shall vest and become immediately exercisable and any remaining portion of each option that has not become vested and exercisable shall immediately expire and be forfeited, (ii) in the event that, within the two-year period following the consummation of a Change in Control, the Company terminates the Services without Cause or I terminate the Services for Good Reason, all or any portion of each option that has not yet become exercisable shall vest and become immediately exercisable, or (iii) if the Service Period terminates for any other reason, any portion of each option which has not become exercisable on the date of termination of the Services shall immediately expire and be forfeited.

Very truly yours,
Millard S. Drexler
AGREED: J.CREW GROUP, INC.

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OPTION SURRENDER